CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
IGG International, Inc.
Cambridge, Massachusetts



We consent to the use of our review report dated May 13, 1996, on the financial statements of IGG International, Inc. as of March 31, 1996, for the filing with and attachment to the Form 10-Q for the quarter ending March 31, 1996.





Kevin J. Williams & Co.
Spokane, Washington


July 31, 1996